Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164344

Prospectus Supplement No. 1 dated February 19, 2010

(to Prospectus dated January 22, 2010)

6,650,000 SHARES

CURRENCYSHARESSM EURO TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated January 22, 2010 (the “Prospectus”). This Prospectus Supplement No. 1 should be read in conjunction with, and must be delivered with, the Prospectus.

The heading “Trust Overview” on page 2 of the Prospectus is hereby deleted and replaced with the heading “Investment Attributes of the Trust.”

The text under the heading “Investment Attributes of the Trust” on page 2 of the Prospectus and under the heading “Cost-Efficient Participation in the Market for the Euro” on page 18 of the Prospectus is hereby deleted in its entirety and in each case replaced with the following:

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding the euro. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for euro through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve euro. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust are reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

The fifth paragraph below “Overview of the Foreign Exchange Industry” on page 15 of the Prospectus is hereby deleted in its entirety.

The first paragraph below “Investment Attributes of the Trust” on page 18 of the Prospectus is hereby deleted in its entirety and replaced with the following:

The investment objective of the Trust is for the Shares to reflect the price in USD of the euro. The Sponsor believes that, for many investors, the Shares represent a cost-effective means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the euro held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of the euro.

All other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is February 19, 2010